Exhibit 10.32

Director Compensation Arrangements

Radiant’s present policy is not to pay any cash compensation to its directors, other than to the Audit Committee Chairman, who receives a $5,000 annual retainer. Each non-employee director receives an automatic grant of options to purchase 10,000 shares of Radiant’s common stock on the last business day of each year. Each non-employee director is also reimbursed for travel and other expenses incurred in connection with the performance of his or her duties.

In addition, all new non-employee directors receive a one-time grant of an option to purchase 25,000 shares of Radiant’s common stock at an exercise price equal to the fair market value of such stock on the date of grant, which options vest over a period of three years. All such options expire, unless previously exercised or terminated, ten years from the date of grant.

Radiant’s non-management directors are also eligible to receive additional stock option grants under Radiant’s Non-Management Directors’ Stock Option Plan, in the discretion of Radiant’s Board of Directors.